PROXY STATEMENT
                           OF WESTMORELAND COAL

                     Securities and Exchange Commission
                          Washington D.C. 20549

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                       Westmoreland Coal Company
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             (Name of Registrant as Specified in Its Charter)

              Westmoreland Committee To Enhance Share Value

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The following is added text of a Web Site at
freedomforshareholders.com.

FREEDOM FOR SHAREHOLDERS
(This appears on the home page)
(a button on this page takes the viewer to the next page which offers the following choices)

Filings with SEC
Appraisals
Bodington & Company
Concerned Shareholder Letters
Meet Our Team
Other Voices
(the button on Filings with SEC takes the viewer to the recently filed preliminary proxy statement of the Committee to Enhance
Share Value)
(the remaining pages contain a statement that the page is under construction)


The new information will be contained in the Concerned Shareholder Letters section.



Letter to other shareholders


Now is the time for change!

I am a former employee and current stockholder of Westmoreland Coal. I worked for Westmoreland Coal for 18 years, ten in Paonia, Colorado mining coal, and eight in Charlottesville, Virginia for Westmoreland Energy, Inc. ("WEI"). I worked there from the age of 26 until age 44. Those were the formative years that developed my management ethics, style, and philosophy. Working for Westmoreland Coal was the single greatest experience of my life. I learned that doing the right thing, those possibly painful, was worth the effort. Walking the high road to success was paramount to anything including personal gain.

I have watch the company shrink from a Fortune 500 company to the OTC Bulletin Board. Stock prices have been in the $50's sinking below $1.00 until its current price around $4.00. I have watched tens of thousands of employees lose their jobs at Westmoreland and now employment is 35. Watching the demise has been painful and heart wrenching.

I decided to get involved with the group whose goal is to "redirect" the company. I have been nominated as a potential Director of the Company. I believe that along the way, that something very wrong has happened to this once proud company. Our group's goal is very simple to redirect the efforts of the company to pay its debts, and look after stockholder value. Current management has not shown the ability to manage the future. When faced with lack of a plan, the solution has been litigation. Personally I have lost $75,000 in the shrinking value of the company.

That loss was not because I am stupid. I have two engineering degrees and an MBA. It was caused from my dedication and loyalty to put my money where my job was. I listened to the corporate leadership say that the worst was over, and that we were pursuing a business plan that would lead to a rosy future. The value of my stock at $20, or $10 or whatever was grossly undervalued and I needed to hang on for the big payoff. I do know a plan was being followed when I left the company. I wrote the spreadsheet models that showed exactly what as needed in the short and long term for the company to be successful. I resigned after almost all of the deadlines for success were missed.

Someone once said that it is better to be lucky than good. In the case of current management, that is the story. The sale of Rensselaer was good fortune as was the ruling in the Sunnyside case. The real value for Rensselaer and the rest of the power facilities were created by a group of dedicated employees of Westmoreland Energy. I want to let you know of those people. Founder of WEI, Chuck Brown is now at Entergy Power. Bob Kirby, who convinced us of the high value of the Roanoke Valley ("ROVA") contract, is back at Duke Power. Dave Stoner, Development Manager for ROVA I and II is now with Entergy in London. Jim Brown responsible for project finance for all of the projects is now with El Paso Energy in Houston. Greg Woods then Controller and a Cost Accountant with few equals remains at WEI. Donna Linthicum, who did the work of many normal administrative assistants remains at WEI. Other employee added value, but these six and I developed the current projects. These are the people who were good.

When I was informed of the $2.6 million in bonuses, 95,000 stock grants and 95,000 stock options, I couldn't believe it. I was absolutely shocked. I wonder why so few should get rewards when so many were deserving. First, there are thousands of people affected when jobs were lost in the Southwest Virginia and West Virginia. Second, retirees felt the effect when without notice benefits were stopped. Finally, there are the stockholders that suffered huge losses. I have decided that something is really wrong with this company because its management does not know what is the right thing to do. I do not make this statement lightly because of the long-term association, former respect and past personal assistance from this group.

I did many things at WEI, ending up as the President. Now is the right time to sell the power assets. After I resigned, I completed WEI's strategic plan working as a consultant. One of the highest priority issues was to understand and sell the generating assets at the best time. Many companies are willing to buy generating assets at this time, and are willing to take them with a reduced expected rate of return. In financial terms this means that they will pay more for the facilities now. The industry continues to change, and is indicated in the ROVA Forced Outage Day issue, utilities such as Virginia Power are watching and waiting for any means to lower payments to contracted plants. The pressure will go up rather than down on this front. Finally, I know that 80% of all revenue enhancements and cost reductions have been identified and implemented by the group headed by Greg Woods. The remaining 20% will not have nearly the impact, will take longer and probably more capital spending to realize.

The future of Westmoreland Coal requires trust and understanding of three groups - UMWA Funds, Stockholders and Management. With a cooperative effort everyone will gain. As was demonstrated by the payment of the bonuses, stock grants and options, individual greed is governing the decision of current management. As is demonstrated by its litigious nature this group made up of many lawyers will seek legal means instead of corporate leadership. The ability to work with the critical groups in a cooperative fashion is not possible with current management.

As for evaluating, selecting and nurturing acquired companies, this group is not equipped for success. They are all great administrators, which was what the company's strategies needed. Current management lacks the vision and skills necessary to purchase companies to generate funds to deal with the issues facing Westmoreland Coal. The cost for supporting these Corporate executives will raise the needed funds. One of our plans is to do away with the corporate office, and save millions of dollars every year. Now that is an easy and great investment! I ask that you do the right thing and vote for change. Help us to "redirect" Westmoreland Coal.

Thanks for taking the time to listen to my side of the story.
Please feel free to call me at 919-776-9985 or E Mail me at HYPERLINK mailto:msakurada@sprintmail.com msakurada@sprintmail.com.

Sincerely,



Matthew S. Sakurada